Exhibit 10.04

Amendment No. 1 to Employment Agreement

This Amendment No. 1 to Employment Agreement (“Amendment”), is entered into by and between Leapfrog Enterprises, Inc., a Delaware corporation (the “Company”), and John Barbour (“Executive”) as of May 21, 2013 (the “Amendment Effective Date”). The Company and Executive are each separately referred to as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company and Executive are parties to that certain employment agreement (the “Employment Agreement”), effective as of March 7, 2011, which sets forth the terms of Executive’s employment as the Company’s Chief Executive Officer; and

WHEREAS, The Company and Executive desire to amend the Employment Agreement to extend the term of certain relocation benefits, as described in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the Parties agree as follows:

1.      Amendment to Section  2.3.4.  Effective as of the Amendment Effective Date, Section 2.3.4 of the Employment Agreement is hereby replaced in its entirety with the following:

2.3.4          Relocation Benefits. In addition to the Travel/Housing Subsidy, Executive shall be entitled to a relocation package that includes the following:

2.3.4.1           Travel: The Company will reimburse Executive for the reasonable hotel expenses, coach airfare from New York, New York, meals and transportation incurred by his wife for purposes of making three (3) house-hunting trips to the San Francisco Bay Area.

2.3.4.2           Shipment of Goods: Executive’s household goods in Rye, New York plus three cars will be packed, loaded and transported to the San Francisco Bay Area via the Company’s standard carrier. Executive will also be provided with up to ninety (90) days of storage of the shipped goods, if needed. The Company will be billed directly for the foregoing services.

2.3.4.3           Closing Costs: If Executive sells his home in Rye, New York within three (3) years following the Effective Date, the Company will pay standard closing costs on the sale of such home, including any real estate transfer taxes, title fees and customary real estate broker commissions. The Company will also pay the standard closing costs, including any real estate transfer taxes, title fees, customary real estate broker commissions and up to two (2) mortgage rate discount points, on the purchase of a residence (apartment or house) in the San Francisco Bay Area. The amount paid by the Company under this Section 2.3.4.3 shall not exceed $150,000.

1.

2.3.4.4           Tax Gross Up: To the extent that any Company reimbursement of or payment for the relocation benefits described in Sections 2.3.4.1 and 2.3.4.2 above is taxable to Executive, the Company shall pay to him an additional amount that is intended to offset such taxes, which amount shall be equal to forty-five percent (45%) of such reimbursement or payment.

2.3.4.5           Mortgage Interest Differential: Upon Executive’s purchase of a primary residence in the Bay Area within three (3) years following the Effective Date, the Company shall pay to Executive a monthly reimbursement equal to the Mortgage Interest Payments (as hereinafter defined) until the Company’s obligation to make such payments terminates as provided below. As used herein, the term “Mortgage Interest Payments” shall mean the lower of: (a) the amount of Executive’s monthly interest portion of the Stipulated Mortgage Amount after offsetting the value of any tax deduction that Executive would receive for such interest payments, and (b) the amount resulting from the calculation in clause (a) above, assuming that Executive’s mortgage interest rate is 4.25% per annum. The Mortgage Interest Payments shall continue until and then terminate on the earliest to occur of (A) the termination of Executive’s employment with the Company, (B) Executive ceasing to make payments on a mortgage on his primary residence in the San Francisco Bay Area, and (C) the second anniversary of the date of Executive’s purchase of a residence in the San Francisco Bay Area. If Executive refinances or sells one San Francisco Bay Area residence and purchases another in the San Francisco Bay Area, the amount of the Mortgage Interest Payments shall not be recalculated and shall continue unaffected by such transaction. Executive will also receive an amount that is intended to offset his tax on any reimbursement of Mortgage Interest Payments pursuant to this Section 2.3.4.5, which amount shall be equal to forty-five percent (45%) of such reimbursement of Mortgage Interest Payments. Notwithstanding the foregoing, the Company’s reimbursement of Mortgage Interest Payments, including any related tax gross-up payments, under this Section 2.3.4.5 shall not exceed $20,000 per year.

As used herein, the following terms shall have the following meanings: “Stipulated Mortgage Amount” shall mean a mortgage principal amount equal to the lesser of: (a) difference between the Purchase Price and the Net Sales Proceeds and (b) $750,000. “Purchase Price” shall mean the purchase price of Executive’s San Francisco Bay Area residence and “Net Sales Proceeds” shall mean (i) the net sales proceeds from the sale of Executive’s primary residence in Rye, New York if Executive’s residence in Rye, New York is sold prior to the purchase of a primary residence in the San Francisco Bay Area or (ii) if Executive’s Rye, New York residence is not sold prior to the purchase of a primary residence in the San Francisco Bay Area, the appraised value of Executive’s residence in Rye, New York less the mortgage principle amount owed at the time of the San Francisco Bay Area purchase; with such appraisal to be performed by a professional appraiser reasonably acceptable to the Company within a reasonable period of time from the purchase of a primary residence in the San Francisco Bay Area.

2.

If Executive receives any of the relocation benefits set forth in this Section 2.3.4, including tax gross-up amounts, and resigns without Good Reason prior to the third anniversary of the Effective Date, he will be required to reimburse the Company for all such prior reimbursements on a pro rata basis determined by multiplying the amount of such prior reimbursements by a fraction, the numerator of which is thirty-six (36) minus the number of months worked prior to Executive’s resignation and the denominator of which is thirty-six (36).

2.     Effect of Amendment. Except as specifically amended by this Amendment, the Employment Agreement remains in full force and effect according to its terms. Except as specifically provided in this Amendment, nothing contained in this Amendment is intended to affect the Parties’ existing or continuing rights or obligations under the Employment Agreement, as modified hereby.

3.    Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

EXECUTIVE:

/s/ John Barbour	Date:	5/21/13
John Barbour

COMPANY:

LEAPFROG ENTERPRISES, INC.

/s/ Randall O. Rissman		Date:	5-15-2013
By:	Randall O. Rissman
Chairman, Compensation Committee

3.